SoFi Technologies Reports Net Revenue of $599 Million and Net Income of $17 Million for Q2 2024, Marking Third Consecutive Quarter of GAAP Profitability
Record Adjusted Net Revenue Driven by 46% Combined Growth in Financial Services and Tech Platform Segments vs 5% Lending Growth Given Conservative Stance
41% Growth in Members and Strong Product Innovation Remain Key Drivers of Current and Future Growth
Management Raises FY24 Guidance

SAN FRANCISCO, Calif. – (BUSINESS WIRE) – July 30, 2024 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its second quarter ended June 30, 2024.
Anthony Noto, CEO of SoFi Technologies, Inc. commented: “We had an exceptional second quarter. Our relentless focus on product innovation and member growth across our portfolio of businesses not only drove strong results today, but we expect that they'll fuel financial growth for years to come. Our one-stop shop strategy continues to deliver strong, diversified growth and profitability, despite macroeconomic volatility."
“Our Financial Services and Tech Platform segments now make up a record 45% of SoFi's adjusted net revenue, up from 38% a year ago and 32% two years ago," Noto continued. "In the second quarter, these businesses grew revenue by a combined 46% year-over-year, given our clear structural advantages and leading value proposition in Financial Services, along with the Tech Platform's continued progress on its journey of becoming the AWS of financial services. Despite the rate environment and our conservative stance in Lending, we drove sustained strong results in the quarter and are ready to move quickly once things improve."
Consolidated Results Summary

	Three Months Ended June 30,		% Change
($ in thousands, except per share amounts)	2024	2023
Consolidated – GAAP
Total net revenue	$598,618	$498,018	20%
Net income (loss)	17,404	(47,549)	n/m
Net income (loss) attributable to common stockholders – basic	7,954	(57,628)	n/m
Net income (loss) attributable to common stockholders – diluted	7,954	(57,628)	n/m
Earnings (loss) per share attributable to common stockholders – basic	0.01	(0.06)	n/m
Earnings (loss) per share attributable to common stockholders – diluted	0.01	(0.06)	n/m
Consolidated – Non-GAAP
Adjusted net revenue(1)	$596,965	$488,815	22%
Adjusted EBITDA(1)	137,901	76,819	80%
Tangible book value (as of period end)(2)	4,176,543	3,204,883	30%
Tangible book value per common share(2)	3.92	3.42	15%
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets. Tangible book value per share is defined as tangible book value, divided by diluted weighted average common stock outstanding. Refer to Table 7 to the “Financial Tables” herein.
Product Highlights
SoFi's continuous product innovation and brand building yielded several milestones in the quarter, fueling significant member and product growth and paving the way for strong future growth. Among the highlights:
•SoFi Invest recorded a 58% year-over-year increase in assets under management in the second quarter, driven largely by net flows. Alternative assets and mutual funds, which the company fully rolled out earlier this year, drove 12% of all segment net flows during the quarter. Additionally, the company expanded asset transfer options, providing members a one-click way to transfer individual assets to SoFi accounts.
•SoFi Money now offers Zelle money transfer capabilities, one of the most requested features and an element of the company's overall money movement product pipeline.
•SoFi Credit Card improved acquisition capabilities and introduced a 10% cashback boost for SoFi Plus members that has shown positive results, while credit performance improved meaningfully.
•In Lending, small and medium businesses can now apply and get approved offers from lending partners all on SoFi. The company also introduced the capability to close home equity products instead of brokering them out, dramatically increasing potential revenue per loan.
•Tech Platform continued to be a key center of innovation and introduced new wire capabilities, improved managed service in the cloud, and launched 3DS, which adds another layer of security to digital card transactions.
•SoFi continued to build its brand as the company pursues its vision to become a top ten financial institution, increasing unaided brand awareness by about 40% year-over-year.
Consolidated Results
SoFi reported a number of key financial achievements in the second quarter of 2024, including total GAAP net revenue of $598.6 million, which increased 20% relative to the prior-year period's $498.0 million. Second quarter record adjusted net revenue of $597.0 million grew 22% from the corresponding prior-year period of $488.8 million. Second quarter adjusted EBITDA of $137.9 million, a 23% margin, increased 80% from the same prior year period's $76.8 million. This equates to a 56% incremental adjusted EBITDA margin, with all three segments profitable on a contribution basis.
SoFi reported its third consecutive quarter of GAAP net income, achieving $17.4 million in the second quarter of 2024. This compares to a loss of $47.5 million in the second quarter of 2023. Diluted earnings per share for the second quarter was $0.01. Tangible book value grew by $92 million, ending the quarter at $4.2 billion and $3.92 of tangible book value per share.
Net interest income of $412.6 million for the second quarter was up 42% year-over-year and up 2% sequentially. Net interest margin of 5.83% was up from 5.74% in the prior-year quarter.
SoFi Bank, N.A. generated $98 million of GAAP net income at a 20% margin in the second quarter of 2024, and an annualized return on tangible equity of 11.2%.
The average rate on interest-earning assets decreased by 23 basis points sequentially and increased 27 basis points versus the prior-year period, while the average rate on interest-bearing liabilities decreased 16 basis points sequentially and decreased 2 basis points year-over-year. In the second quarter of 2024, the average rate on deposits was 213 basis points lower than that of warehouse facilities.
Member and Product Growth
Continued growth of over 30% in both total members and products in the second quarter of 2024, along with improving operating efficiency, reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy.
New member additions were over 643,000 in the quarter, and total members reached nearly 8.8 million by quarter-end, up over 2.5 million, or 41%, from the prior year period.
Product additions were over 946,000 in the second quarter of 2024, and total products were nearly 12.8 million, up 36% from 9.4 million at the same prior year period, or 43% when excluding digital assets accounts related to our transfer of crypto services in 2023.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 6 in the “Financial Tables” herein. Beginning in the first quarter of 2024, new member and new product addition metrics for the relevant period reflect actual growth or declines in members and products that occurred in that period whereas the total number of members and products reflects not only the growth or decline of each metric in the current period but also additions or deletions due to prior period factors, if any, described in Table 6 in the “Financial Tables” herein.
(1)The company includes SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue.
In the Financial Services segment, total products increased by 39% year-over-year, to 11.0 million from 7.9 million in the second quarter of 2023, or 47% when excluding digital assets accounts related to our transfer of crypto services in 2023.
Lending products increased 19% year-over-year to 1.8 million products, driven primarily by continued demand for personal loan products as well as steady growth in student and home loan products.
Technology Platform enabled accounts increased by 23% year-over-year to 158 million.
Lending Segment Results
For the second quarter of 2024, Lending segment GAAP net revenue of $340.7 million increased 3% from the prior year period, while adjusted net revenue for the segment of $339.1 million increased 5% from the prior year period. Lending segment performance was driven by net interest income, which rose 20% year-over-year and now makes up 82% of segment adjusted net revenue. This was a result of higher loan balances and yields. Net interest income of $279.2 million significantly exceeded directly attributable segment expenses of $141.1 million for the second quarter of 2024.

Lending segment contribution profit was $197.9 million in the quarter, up 8% from $183.3 million in the same prior-year period. Contribution margin using Lending adjusted net revenue for the second quarter of 2024 increased to 58% from 57% in the same prior-year period. These strong margins reflect SoFi’s ability to capitalize on continued strong demand for its lending products.

Lending – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Net interest income	$279,212	$231,885	20%
Noninterest income	61,493	99,556	(38)%
Total net revenue – Lending	340,705	331,441	3%
Servicing rights – change in valuation inputs or assumptions	(1,654)	(8,601)	(81)%
Residual interests classified as debt – change in valuation inputs or assumptions	1	(602)	n/m
Directly attributable expenses	(141,114)	(138,929)	2%
Contribution profit	$197,938	$183,309	8%

Adjusted net revenue – Lending(1)	$339,052	$322,238	5%
___________________
(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Lending – Loans At Fair Value
($ in thousands)	Personal Loans	Student Loans	Home Loans	Total
June 30, 2024
Unpaid principal	$15,040,190	$6,915,550	$94,673	$22,050,413
Accumulated interest	111,308	29,957	71	141,336
Cumulative fair value adjustments(1)	645,930	249,255	1,393	896,578
Total fair value of loans(2)(3)	$15,797,428	$7,194,762	$96,137	$23,088,327
March 31, 2024
Unpaid principal	$14,332,874	$6,559,211	$58,304	$20,950,389
Accumulated interest	116,366	27,414	22	143,802
Cumulative fair value adjustments(1)	607,765	247,536	1,151	856,452
Total fair value of loans(2)(3)	$15,057,005	$6,834,161	$59,477	$21,950,643
___________________
(1) During the three months ended June 30, 2024, the cumulative fair value adjustments for personal loans were primarily impacted by higher unpaid principal balance, as well as slightly lower discount rate and default rate, offset slightly by lower coupon rate and a higher prepayment rate, which resulted in slightly higher fair value marks. The cumulative fair value adjustments for student loans were primarily impacted by higher unpaid principal balance and higher coupon rate, slightly offset by higher discount rate and prepayment rate.
(2) Each component of the fair value of loans is impacted by charge-offs during the period. Our fair value assumption for annual default rate incorporates fair value markdowns on loans beginning when they are 10 days or more delinquent, with additional markdowns at 30, 60 and 90 days past due.
(3) Student loans are classified as loans held for investment, and personal loans and home loans are classified as loans held for sale.
The following table summarizes the significant inputs to the fair value model for personal and student loans:

	Personal Loans		Student Loans
	June 30, 2024	March 31, 2024	June 30, 2024	March 31, 2024
Weighted average coupon rate(1)	13.6%	13.8%	5.7%	5.6%
Weighted average annual default rate	4.8%	4.8%	0.6%	0.6%
Weighted average conditional prepayment rate	26.1%	24.7%	11.0%	10.5%
Weighted average discount rate	5.75%	5.78%	4.44%	4.33%
Benchmark rate(2)	4.6%	4.5%	4.1%	4.1%
___________________
(1)Represents the average coupon rate on loans held on balance sheet, weighted by unpaid principal balance outstanding at the balance sheet date.
(2)Corresponds with two-year SOFR for personal loans, and four-year SOFR for student loans.

Second quarter Lending segment total origination volume increased 22% year-over-year, as a result of continued strong demand for personal loans and stable growth in student loan originations.
Personal loan record originations of $4.2 billion in the second quarter of 2024 were up 12% year-over-year, and increased 28% sequentially while sticking to our stringent underwriting standards. Second quarter student loan volume of $737 million was up 86% year-over-year, and declined 2% sequentially. Second quarter home loan volume of $417 million was up 71% year-over-year, and 24% sequentially.
SoFi's credit discipline has resulted in strong credit performance, as observed on the cumulative net losses of several of the company's personal loan vintages, relative to the 7% to 8% maximum life of loan loss assumption, inline with our underwriting tolerance.
The 2017 personal loan vintage was the last yearly vintage that approached 8% life of loan loss. When looking at the Q4 2022 vintage, soon after material cuts to credit, at roughly 40% of remaining unpaid principal balance, net cumulative losses of 5.02% are below the 6.07% observed in the 2017 vintage at the same point of 40% remaining principal balance. In addition, more recent vintages are performing as well or better than Q4 2022 loans at similar levels of remaining unpaid principal.
Looking at Q1 2020 through Q1 2024 personal loan originations, only 44% of unpaid principal remains. Among the 56% of principal that has already been paid down, we’ve seen only 3% in net cumulative losses. For life of loan losses on this entire cohort of loans to reach 8% net cumulative losses, the remaining unpaid principal would need to be charged-off at a rate of 11%. Past vintages have performed meaningfully better after this point in the seasoning curve.
Additionally, cumulative fair value adjustments from delinquent personal loans during 2024 peaked in March, along with delinquencies on an absolute and percentage basis.

Lending – Originations and Average Balances
	Three Months Ended June 30,		% Change
	2024	2023
Origination volume ($ in thousands, during period)
Personal loans	$4,192,114	$3,740,981	12%
Student loans	736,518	395,367	86%
Home loans	416,936	243,123	71%
Total	$5,345,568	$4,379,471	22%
Average loan balance ($, as of period end)(1)
Personal loans	$24,649	$23,767	4%
Student loans	44,165	45,523	(3)%
Home loans	283,726	277,077	2%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Loans with a balance and average loan balance include loans on our balance sheet, as well as transferred loans and referred loans with which we have a continuing involvement through our servicing agreements.

Lending – Products	June 30,
	2024	2023	% Change
Personal loans	1,222,230	985,396	24%
Student loans	532,279	491,499	8%
Home loans	32,071	26,997	19%
Total lending products	1,786,580	1,503,892	19%

Technology Platform Segment Results
Technology Platform segment net revenue of $95.4 million for the second quarter of 2024 increased 9% year-over-year. Contribution profit of $31.2 million for the second quarter of 2024 increased 82% year-over-year, for a margin of 33%.
In the second quarter of 2024, growth was driven by performance from new clients onboarded over the last four quarters and monetization of existing clients on our platform. As noted previously, we continue to make significant strides in our strategy of leveraging our unique product suite to pursue diversified growth and larger, more durable revenue opportunities.

Technology Platform – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Net interest income	$555	$—	n/m
Noninterest income	94,883	87,623	8%
Total net revenue – Technology Platform	95,438	87,623	9%
Directly attributable expenses	(64,287)	(70,469)	(9)%
Contribution profit	$31,151	$17,154	82%
Technology Platform total enabled client accounts increased 23% year-over-year, to 158.5 million up from 129.4 million in the year-prior period.
Our pipeline of interest remains robust and includes US and international financial institutions, along with major consumer and commercial brands. We continue to pursue enterprise partnerships with larger existing customer bases for more durable revenue opportunities. These partnerships take multiple quarters, not months to win, and have longer integration cycles due to their size and complexity.

Technology Platform	June 30,
	2024	2023	% Change
Total accounts	158,485,125	129,356,203	23%
Financial Services Segment Results
Financial Services segment net revenue increased 80% in the second quarter of 2024 to a record $176.1 million from the prior year period's total of $98.1 million. Net interest income of $139.2 million increased 87% year-over-year, which was primarily driven by growth in consumer deposits. Non-interest income grew 58% to $36.9 million in the quarter, which represents approximately $150 million in annualized revenue. This was driven by new all-time high revenue for SoFi Money, with interchange growth of 67% year-over-year as a result of over $9 billion in total annualized debit spend, as well as our loan platform business, which grew 66% versus the prior year period.
The Financial Services segment posted a contribution profit of $55.2 million for the second quarter of 2024, reflecting a $59.6 million improvement over the comparable prior year quarter's $4.3 million loss, while contribution margin grew 6 percentage points sequentially to 31%. This is a strong testament to our ability to scale new businesses from a significant investment phase to profitability via a continuous process of optimizing unit economics, efficiently acquiring members, and achieving cross buy. Monetization progress is underscored by annualized revenue per product of $64 for the second quarter of 2024, which grew 29% year-over-year. At the same time, operating leverage is evident, as the segment generated $78.1 million in incremental revenue, with only $18.5 million in incremental directly attributable expenses year-over-year, driving a 76% incremental contribution profit margin.

Financial Services – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2024	2023	% Change
Net interest income	$139,229	$74,637	87%
Noninterest income	36,903	23,415	58%
Total net revenue – Financial Services	176,132	98,052	80%
Directly attributable expenses	(120,912)	(102,399)	18%
Contribution profit (loss)	$55,220	$(4,347)	n/m
By continuously innovating with new and relevant offerings, features and rewards for members, SoFi grew total Financial Services products by nearly 3.1 million, or 39%, year-over-year, bringing the total to 11.0 million at quarter-end, or 47% when excluding digital assets accounts related to our transfer of crypto services in 2023. SoFi Money reached 4.3 million products, Relay reached 3.9 million products and SoFi Invest reached 2.3 million products.
Most notably, SoFi Money offers an APY of up to 4.60% as of July 30, 2024, no minimum balance requirement nor balance limits, FDIC insurance through a network of participating banks of up to $2 million, a host of free features and a unique rewards program. Total deposits grew 6% during the second quarter to $23.0 billion at quarter-end, with over 90% of SoFi Money deposits (inclusive of Checking and Savings and cash management accounts) coming from direct deposit members. For new direct deposit accounts opened in the second quarter of 2024, the median FICO score was 744, with more than half of newly funded SoFi Money accounts setting up direct deposit by day 30 in the second quarter of 2024.

Financial Services – Products	June 30,
	2024	2023	% Change
Money(1)	4,298,642	2,693,148	60%
Invest	2,332,045	2,315,777	1%
Credit Card	260,585	213,395	22%
Referred loans(2)	65,308	47,439	38%
Relay	3,933,706	2,553,158	54%
At Work	99,564	74,216	34%
Total financial services products	10,989,850	7,897,133	39%
___________________
(1)Includes checking and savings accounts held at SoFi Bank, and cash management accounts.
(2)Limited to loans wherein we provide third party fulfillment services.
Guidance and Outlook
For the third quarter of 2024, management expects to deliver adjusted net revenue of $625 to $645 million, adjusted EBITDA of $160 to $165 million, net income of $40 to $45 million and $0.04 of EPS.
For the full year 2024, management now expects to deliver adjusted net revenue of $2.425 to $2.465 billion, which is $35 million higher than the prior guidance range of $2.39 to $2.43 billion. This implies 17 to 19% annual growth versus 15 to 17% previously. This guidance now assumes lending revenue will be at least 95% of 2023 levels, versus prior guidance of segment revenue of 92 to 95% of 2023 levels. We expect the Financial Services segment revenue to grow more than 80% year-over-year, versus prior guidance of more than 75% growth, and for Tech Platform revenue to grow mid-to-high teens percentage year-over-year, versus prior guidance of 20% growth.
Management now expects to deliver adjusted EBITDA of $605 to $615 million, above prior guidance of $590 to $600 million. This represents a 25% adjusted EBITDA margin. We now expect full-year GAAP net income of $175 to $185 million, above prior guidance of $165 to $175 million, and GAAP EPS of $0.09 to $0.10, above prior guidance of $0.08 to $0.09.

Management continues to expect growth in tangible book value of approximately $800 million to $1 billion and continues to expect to end the year with a total capital ratio north of 16%. We continue to expect to add at least 2.3 million new members in 2024, which represents 30% growth.
Management will further address full-year guidance on the quarterly earnings conference call. Management has not reconciled forward-looking non-GAAP measures to their most directly comparable GAAP measures of total net revenue, net income and gross margin. This is because the company cannot predict with reasonable certainty and without unreasonable efforts the ultimate outcome of certain GAAP components of such reconciliations due to market-related assumptions that are not within our control as well as certain legal or advisory costs, tax costs or other costs that may arise. For these reasons, management is unable to assess the probable significance of the unavailable information, which could materially impact the amount of the future directly comparable GAAP measures.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for the third quarter of 2024 adjusted net revenue, adjusted EBITDA, adjusted EBITDA margin and GAAP net income, our expectations regarding full year 2024 adjusted EBITDA, adjusted EBITDA margin, GAAP net income, and adjusted net revenue growth, Lending segment revenue, our growth in the Tech Platform and Financial Services segments, and expected growth in tangible book value, our expectations regarding our ability to continue to grow our business and launch new business lines and products, improve our financials and increase our member, product and total accounts count, our ability to achieve diversified growth and larger, more durable revenue, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations, including our goal of becoming a top ten financial institution. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “achieve”, “continue”, “expect”, “growth”, “may”, “plan”, “strategy”, “will be”, “will continue”, and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and our ability to respond and adapt to changing market and economic conditions, including recessionary pressures, fluctuating inflation and interest rates, and volatility from global events; (ii) our ability to achieve and maintain profitability, operating efficiencies and continued growth across our three businesses in the future, as well as our ability to continue to achieve GAAP net income profitability and expected GAAP net income margins and our ability to grow tangible book value or increase earnings per share; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank, including continuing to grow high quality deposits and our rewards program for members; (v) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vi) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (viii) our ability to access sources of capital on acceptable terms or at all, including debt financing and other sources of capital to finance operations and growth; (ix) the success of our continued investments in our Financial Services segment and in our business generally; (x) the success of our marketing efforts and our ability to expand our member base and increase our product adds; (xi) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiii) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xiv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xv) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvi) our ability to maintain the security and reliability of our products; and (xvii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act. These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-

looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi (NASDAQ: SOFI) is a member-centric, one-stop shop for digital financial services on a mission to help people achieve financial independence to realize their ambitions. The company’s full suite of financial products and services helps its nearly 8.8 million SoFi members borrow, save, spend, invest, and protect their money better by giving them fast access to the tools they need to get their money right, all in one app. SoFi also equips members with the resources they need to get ahead – like credentialed financial planners, exclusive experiences and events, and a thriving community – on their path to financial independence.
SoFi innovates across three business segments: Lending, Financial Services – which includes SoFi Checking and Savings, SoFi Invest, SoFi Credit Card, SoFi Protect, and SoFi Insights – and Technology Platform, which offers the only end-to-end vertically integrated financial technology stack. SoFi Bank, N.A., an affiliate of SoFi, is a nationally chartered bank, regulated by the OCC and FDIC and SoFi is a bank holding company regulated by the Federal Reserve. The company is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact

Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

SOFI-F

FINANCIAL TABLES
(Unaudited)
1.    Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
2.    Reconciliation of GAAP to Non-GAAP Financial Measures
3.    Condensed Consolidated Balance Sheets
4.    Average Balances and Net Interest Earnings Analysis
5.    Condensed Consolidated Cash Flow Data
6.    Company Metrics
7.    Segment Financials

Table 1

SoFi Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Interest income
Loans and securitizations	$621,061	$444,846	$1,241,289	$805,242
Other	53,534	25,150	99,217	36,318
Total interest income	674,595	469,996	1,340,506	841,560
Interest expense
Securitizations and warehouses	17,362	63,060	58,283	117,384
Deposits	231,815	106,529	443,266	179,645
Corporate borrowings	12,725	9,167	23,436	17,167
Other	109	114	219	228
Total interest expense	262,011	178,870	525,204	314,424
Net interest income	412,584	291,126	815,302	527,136
Noninterest income
Loan origination, sales, and securitizations	54,872	90,164	111,872	213,498
Servicing	6,659	9,052	13,633	21,794
Technology products and solutions	85,866	82,289	171,538	155,090
Other	38,637	25,387	131,268	52,658
Total noninterest income	186,034	206,892	428,311	443,040
Total net revenue	598,618	498,018	1,243,613	970,176
Noninterest expense
Technology and product development	132,167	126,845	263,087	243,904
Sales and marketing	184,762	182,822	352,128	357,976
Cost of operations	109,703	93,885	209,764	177,793
General and administrative	145,006	131,180	290,246	254,869
Provision for credit losses	11,640	12,615	18,822	21,022
Total noninterest expense	583,278	547,347	1,134,047	1,055,564
Income (loss) before income taxes	15,340	(49,329)	109,566	(85,388)
Income tax (expense) benefit	2,064	1,780	(4,119)	3,417
Net income (loss)	$17,404	$(47,549)	$105,447	$(81,971)

Earnings (loss) per share
Earnings (loss) per share – basic	$0.01	$(0.06)	$0.08	$(0.11)
Earnings (loss) per share – diluted	$0.01	$(0.06)	$0.03	$(0.11)
Weighted average common stock outstanding – basic	1,058,591,943	936,569,420	1,020,604,718	932,926,222
Weighted average common stock outstanding – diluted	1,065,171,357	936,569,420	1,042,403,113	932,926,222

Table 2
Non-GAAP Financial Measures
(Unaudited)
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment, as well as gains and losses on extinguishment of debt. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Total net revenue	$598,618	$498,018	$1,243,613	$970,176
Servicing rights – change in valuation inputs or assumptions(1)	(1,654)	(8,601)	(6,880)	(20,685)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	1	(602)	74	(513)
Gain on extinguishment of debt(3)	—	—	(59,194)	—
Adjusted net revenue	$596,965	$488,815	$1,177,613	$948,978

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Total net revenue – Lending	$340,705	$331,441	$671,181	$668,522
Servicing rights – change in valuation inputs or assumptions(1)	(1,654)	(8,601)	(6,880)	(20,685)
Residual interests classified as debt – change in valuation inputs or assumptions(2)	1	(602)	74	(513)
Adjusted net revenue – Lending	$339,052	$322,238	$664,375	$647,324
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment, default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated securitization VIEs by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.
(3)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued. These non-cash charges are not indicative of our core operating performance, and as such are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude, as applicable: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as these are direct operating expenses), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) restructuring charges, (vi) impairment expense (inclusive of goodwill impairment and property, equipment and software abandonments), (vii) transaction-related expenses, (viii) foreign currency impacts related to operations in highly inflationary countries, (ix) fair value changes in warrant liabilities, (x) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions, (xi) gain on extinguishment of debt, and (xii) other charges, as appropriate, that are not expected to recur and are not indicative of our core operating performance. We reconcile adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Net income (loss)	$17,404	$(47,549)	$105,447	$(81,971)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	12,725	9,167	23,436	17,167
Income tax expense (benefit)(2)	(2,064)	(1,780)	4,119	(3,417)
Depreciation and amortization(3)	49,623	50,130	98,162	95,451
Share-based expense	61,057	75,878	116,139	140,104
Restructuring charges(4)	—	—	—	4,953
Impairment expense(5)	—	—	—	1,243
Foreign currency impact of highly inflationary subsidiaries(6)	194	—	368	—
Transaction-related expense(7)	615	176	615	176
Servicing rights – change in valuation inputs or assumptions(8)	(1,654)	(8,601)	(6,880)	(20,685)
Residual interests classified as debt – change in valuation inputs or assumptions(9)	1	(602)	74	(513)
Gain on extinguishment of debt(10)	—	—	(59,194)	—
Total adjustments	120,497	124,368	176,839	234,479
Adjusted EBITDA	$137,901	$76,819	$282,286	$152,508
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense includes interest on our revolving credit facility, as well as interest expense and the amortization of debt discount and debt issuance costs on our convertible notes.. Convertible note interest expense in the 2024 periods increased related to the issuance of interest-bearing convertible senior notes during the first quarter of 2024.
(2)Our income tax positions in both the 2024 and 2023 periods were impacted by income tax expenses associated with the profitability of SoFi Bank in state jurisdictions where separate filings are required, as well as federal taxes where our tax credits and loss carryforwards may be limited. Our income tax benefit position in the 2023 period was primarily attributable to income tax benefits from foreign losses in jurisdictions with net deferred tax liabilities related to Technisys.
(3)Depreciation and amortization expense increased for the six months ended June 30, 2024 compared to the prior year period, primarily in connection with growth in our internally-developed software balance.
(4)Restructuring charges in the six-month 2023 period primarily included employee-related wages, benefits and severance associated with a reduction in headcount in our Technology Platform segment in the first quarter of 2023, which do not reflect expected future operating expenses and are not indicative of our core operating performance.
(5)Impairment expense in the six-month 2023 period relates to a sublease arrangement, which is not indicative of our core operating performance.
(6)Foreign currency charges reflect the impacts of highly inflationary accounting for our operations in Argentina, which are related to our Technology Platform segment and commenced in the first quarter of 2022 with the Technisys Merger. For the year ended December 31, 2023, all amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial.
(7)Transaction-related expense in the 2023 and 2024 periods included financial advisory and professional services costs associated with our acquisition of Wyndham.
(8)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment, default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.
(9)Reflects changes in fair value inputs and assumptions, including conditional prepayment, default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations..
(10)Reflects gain on extinguishment of debt. Gains and losses are recognized during the period of extinguishment for the difference between the net carrying amount of debt extinguished and the fair value of equity securities issued. These non-cash charges are not indicative of our core operating performance, and as such are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.

Table 3
SoFi Technologies, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except for Share Data)

	June 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$2,334,589	$3,085,020
Restricted cash and restricted cash equivalents	397,043	530,558
Investment securities (includes available-for-sale securities of $1,444,223 and $595,187 at fair value with associated amortized cost of $1,443,344 and $596,757, as of June 30, 2024 and December 31, 2023, respectively)	1,566,087	701,935
Loans held for sale, at fair value	15,893,565	15,396,771
Loans held for investment, at fair value	7,194,762	6,725,484
Loans held for investment, at amortized cost (less allowance for credit losses of $51,908 and $54,695, as of June 30, 2024 and December 31, 2023, respectively)	2,172,528	836,159
Servicing rights	291,329	180,469
Property, equipment and software	246,286	216,908
Goodwill	1,393,505	1,393,505
Intangible assets	331,446	364,048
Operating lease right-of-use assets	83,352	89,635
Other assets (less allowance for credit losses of $1,509 and $1,837, as of June 30, 2024 and December 31, 2023, respectively)	737,487	554,366
Total assets	$32,641,979	$30,074,858
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Interest-bearing deposits	$22,945,652	$18,568,993
Noninterest-bearing deposits	51,311	51,670
Total deposits	22,996,963	18,620,663
Accounts payable, accruals and other liabilities	535,372	549,748
Operating lease liabilities	100,797	108,649
Debt	3,106,629	5,233,416
Residual interests classified as debt	724	7,396
Total liabilities	26,740,485	24,519,872
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 and 100,000,000 shares authorized; — and 3,234,000 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	—	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 1,065,112,270 and 975,861,793 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	106	97
Additional paid-in capital	7,601,687	7,039,987
Accumulated other comprehensive loss	(1,483)	(1,209)
Accumulated deficit	(1,698,816)	(1,804,263)
Total permanent equity	5,901,494	5,234,612
Total liabilities, temporary equity and permanent equity	$32,641,979	$30,074,858

Table 4
SoFi Technologies, Inc.
Average Balances and Net Interest Earnings Analysis
(Unaudited)

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
($ in thousands)	Average Balances	Interest Income/Expense	Average Yield/Rate	Average Balances	Interest Income/Expense	Average Yield/Rate
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$2,809,405	$34,995	5.01%	$2,158,973	$24,127	4.48%
Investment securities	1,485,455	20,665	5.60	387,453	3,682	3.81
Loans	24,189,904	618,935	10.29	17,810,656	442,187	9.96
Total interest-earning assets	28,484,764	674,595	9.53	20,357,082	469,996	9.26
Total noninterest-earning assets	3,091,473			2,862,005
Total assets	$31,576,237			$23,219,087
Liabilities, Temporary Equity and Permanent Equity
Interest-bearing liabilities:
Demand deposits	$2,227,602	$12,619	2.28%	$2,071,639	$12,922	2.50%
Savings deposits	17,515,485	191,033	4.39	7,292,617	73,114	4.02
Time deposits	2,248,868	28,163	5.04	1,708,576	20,493	4.81
Total interest-bearing deposits	21,991,955	231,815	4.24	11,072,832	106,529	3.86
Warehouse facilities	827,113	13,098	6.37	3,204,559	48,080	6.02
Securitization debt	219,327	1,828	3.35	908,381	10,770	4.76
Other debt	1,824,742	15,270	3.37	1,642,953	13,491	3.29
Total debt	2,871,182	30,196	4.23	5,755,893	72,341	5.04
Residual interests classified as debt	3,169	—	—	13,015	—	—
Total interest-bearing liabilities	24,866,306	262,011	4.24	16,841,740	178,870	4.26
Total noninterest-bearing liabilities	707,439			786,175
Total liabilities	25,573,745			17,627,915
Total temporary equity	160,187			320,374
Total permanent equity	5,842,305			5,270,798
Total liabilities, temporary equity and permanent equity	$31,576,237			$23,219,087

Net interest income		$412,584			$291,126
Net interest margin			5.83%			5.74%

Table 5
SoFi Technologies, Inc.
Condensed Consolidated Cash Flow Data
(Unaudited)
(In Thousands)

	Six Months Ended June 30,
	2024	2023
Net cash provided by (used in) operating activities	$253,877	$(4,292,679)
Net cash used in investing activities	(3,456,101)	(307,826)
Net cash provided by financing activities	2,318,593	6,255,232
Effect of exchange rates on cash and cash equivalents	(315)	99
Net (decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	$(883,946)	$1,654,826
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	3,615,578	1,846,302
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$2,731,632	$3,501,128

Table 6
Company Metrics

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Members	8,774,236	8,131,720	7,541,860	6,957,187	6,240,091	5,655,711	5,222,533	4,742,673	4,318,705
Total Products	12,776,430	11,830,128	11,142,476	10,447,806	9,401,025	8,554,363	7,894,636	7,199,298	6,564,174
Total Products — Lending segment	1,786,580	1,705,155	1,663,006	1,593,906	1,503,892	1,416,122	1,340,597	1,280,493	1,202,027
Total Products — Financial Services segment	10,989,850	10,124,973	9,479,470	8,853,900	7,897,133	7,138,241	6,554,039	5,918,805	5,362,147
Total Accounts — Technology Platform segment	158,485,125	151,049,375	145,425,391	136,739,131	129,356,203	126,326,916	130,704,351	124,332,810	116,570,038

Total Products, excluding digital assets(1)	12,776,430	11,830,128	10,876,881	9,984,685	8,965,949	8,139,065	7,497,761	6,825,104	6,213,412
Total Products, excluding digital assets — Financial Services segment(1)	10,989,850	10,124,973	9,213,875	8,390,779	7,462,057	6,722,943	6,157,164	5,544,611	5,011,385
___________________
(1)In the fourth quarter of 2023, we transferred the crypto services provided by SoFi Digital Assets, LLC, and began closing existing digital assets accounts and removing the account from Invest products. This process was completed in the first quarter of 2024.

Members
We refer to our customers as “members”. We define a member as someone who has a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Our members have continuous access to our CFPs, our member events, our content, educational material, news, and our tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Once someone becomes a member, they are always considered a member unless they are removed in accordance with our terms of service, in which case, we adjust our total number of members. This could occur for a variety of reasons—including fraud or pursuant to certain legal processes—and, as our terms of service evolve together with our business practices, product offerings and applicable regulations, our grounds for removing members from our total member count could change. The determination that a member should be removed in accordance with our terms of service is subject to an evaluation process, following the completion, and based on the results, of which, relevant members and their associated products are removed from our total member count in the period in which such evaluation process concludes. However, depending on the length of the evaluation process, that removal may not take place in the same period in which the member was added to our member count or the same period in which the circumstances leading to their removal occurred. For this reason, our total member count may not yet reflect adjustments that may be made once ongoing evaluation processes, if any, conclude. Beginning in the first quarter of 2024, we aligned our methodology for calculating member and product metrics with our member and product definitions to include co-borrowers, co-signers, and joint- and co-account holders, as applicable. Quarterly amounts for prior periods were determined to be immaterial and were not recast.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
In our Lending segment, total products refers to the number of personal loans, student loans and home loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. The account of a co-borrower or co-signer is not considered a separate lending product.

In our Financial Services segment, total products refers to the number of SoFi Money accounts (inclusive of checking and savings accounts held at SoFi Bank and cash management accounts), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which are originated by the Company or a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Checking and savings accounts are considered one account within our total products metric. Our SoFi Invest service is composed of two products: active investing accounts and robo-advisory accounts. Our members can select any one or combination of the types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. The account of a joint- or co-account holder is considered a separate financial services product. In the event a member is removed in accordance with our terms of service, as discussed under “Members” above, the member’s associated products are also removed.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. We include intercompany accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue which includes intercompany revenue. Intercompany revenue is eliminated in consolidation. Total accounts is a primary indicator of the accounts dependent upon our technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not primarily dependent upon being a fully integrated, stand-ready service.

Table 7
Segment Financials
(Unaudited)

	Quarter Ended
($ in thousands, except share and per share data)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Lending
Net interest income	$279,212	$266,536	$262,626	$265,215	$231,885	$201,047	$183,607	$139,516	$114,003
Total noninterest income	61,493	63,940	90,500	83,758	99,556	136,034	144,584	162,178	143,114
Total net revenue	340,705	330,476	353,126	348,973	331,441	337,081	328,191	301,694	257,117
Adjusted net revenue(1)	339,052	325,323	346,541	342,481	322,238	325,086	314,930	296,965	250,681
Contribution profit(2)	197,938	207,719	226,110	203,956	183,309	209,898	208,799	180,562	141,991
Technology Platform
Net interest income	$555	$501	$941	$573	$—	$—	$—	$—	$—
Total noninterest income	94,883	93,865	95,966	89,350	87,623	77,887	85,652	84,777	83,899
Total net revenue(2)	95,438	94,366	96,907	89,923	87,623	77,887	85,652	84,777	83,899
Contribution profit	31,151	30,742	30,584	32,191	17,154	14,857	16,881	19,536	21,841
Financial Services
Net interest income	$139,229	$119,713	$109,072	$93,101	$74,637	$58,037	$45,609	$28,158	$12,925
Total noninterest income	36,903	30,838	30,043	25,146	23,415	23,064	19,208	20,795	17,438
Total net revenue	176,132	150,551	139,115	118,247	98,052	81,101	64,817	48,953	30,363
Contribution profit (loss)(2)	55,220	37,174	25,060	3,260	(4,347)	(24,235)	(43,588)	(52,623)	(53,700)
Corporate/Other
Net interest income (expense)	$(6,412)	$15,968	$17,002	$(13,926)	$(15,396)	$(23,074)	$(20,632)	$(9,824)	$(4,199)
Total noninterest income (loss)	(7,245)	53,634	9,254	(6,008)	(3,702)	(837)	(1,349)	(1,615)	(4,653)
Total net revenue (loss)(2)	(13,657)	69,602	26,256	(19,934)	(19,098)	(23,911)	(21,981)	(11,439)	(8,852)
Consolidated
Net interest income	$412,584	$402,718	$389,641	$344,963	$291,126	$236,010	$208,584	$157,850	$122,729
Total noninterest income	186,034	242,277	225,763	192,246	206,892	236,148	248,095	266,135	239,798
Total net revenue	598,618	644,995	615,404	537,209	498,018	472,158	456,679	423,985	362,527
Adjusted net revenue(1)	596,965	580,648	594,245	530,717	488,815	460,163	443,418	419,256	356,091
Net income (loss)	17,404	88,043	47,913	(266,684)	(47,549)	(34,422)	(40,006)	(74,209)	(95,835)
Adjusted EBITDA(1)	137,901	144,385	181,204	98,025	76,819	75,689	70,060	44,298	20,304
Total permanent equity	5,901,494	5,825,605	5,234,612	5,053,388	5,257,661	5,234,072	5,208,102	5,181,003	5,186,180

Tangible book value (as of period end)(3)	$4,176,543	$4,084,605	$3,477,059	$3,272,576	$3,204,883	$3,191,201	$3,142,956	$3,101,281	$3,079,681
Weighted average common stock outstanding – diluted	1,065,171,357	1,042,476,501	1,029,303,297	951,183,107	936,569,420	929,270,723	922,936,519	916,762,973	910,046,750
Tangible book value per common share(3)	3.92	3.92	3.38	3.44	3.42	3.43	3.41	3.38	3.38
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees. The equal and offsetting intercompany expenses are reflected within all three segments’ directly attributable expenses, as well as within expenses not allocated to segments. The intercompany revenues and expenses are eliminated in consolidation. The revenues are eliminated within Corporate/Other and the expenses represent a reconciling item of segment contribution profit (loss) to consolidated income (loss) before income taxes.
(3)Tangible book value is defined as permanent equity, adjusted to exclude goodwill and intangible assets. Tangible book value per share is defined as tangible book value, divided by diluted weighted average common stock outstanding.